This amended and restated pricing supplement amends and restates in full the pricing supplement dated December 19, 2025 for CUSIP No. 09711R739.

Amended and Restated Pricing Supplement                                                                                                                                                                                                                                      Filed Pursuant to Rule 424(b)(2)

(To Prospectus dated December 8, 2025,                                                                                                                                                                        Series A Registration Statement Nos. 333-290665 and 333-290665-01

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Dated December 19, 2025

BofA Finance LLC $29,143,000 Capped Buffer GEARS

Linked to the Least Performing of the SPDR® Gold Shares and the iShares® Silver Trust Due December 22, 2028 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description

The Capped Buffer GEARS (the “Notes”) linked to the least performing of the SPDR® Gold Shares and the iShares® Silver Trust (each, an “Underlying”) due December 22, 2028 are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The return on the Notes is linked to the performance of the Least Performing Underlying from its Initial Value to its Final Value. If the Underlying Return of the Least Performing Underlying is positive, BofA Finance will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing of 2.00, but no more than the Maximum Gain of 95.00%. If the Underlying Return of the Least Performing Underlying is zero or negative and the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold of 80% of its Initial Value, BofA Finance will repay the Stated Principal Amount of the Notes at maturity. However, if the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is equal to the percentage decline in the price of the Least Performing Underlying in excess of the 20% Buffer. In this case, you could lose up to 80% of your initial investment. On the Valuation Date, the "Least Performing Underlying" is the Underlying with the lowest Underlying Return from the Trade Date to the Valuation Date.

Investing in the Notes involves significant risks.  You will not receive coupon payments during the approximate 3 year term of the Notes. You may lose up to 80% of your initial investment.  All payments on the Notes will be based solely on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlying. You will therefore be adversely affected if either Underlying performs poorly, regardless of the performance of the other Underlying. You will not receive dividends or other distributions paid on any shares or units of the Underlyings or on the stocks included in the Underlyings, as applicable.  Downside exposure to the Least Performing Underlying is buffered only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features					Key Dates

❑Enhanced Growth Potential, subject to the Maximum Gain— If the Underlying Return of the Least Performing Underlying is positive, BofA Finance will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing, but no more than the Maximum Gain. The Upside Gearing feature will provide leveraged exposure to a limited range of positive performance of the Least Performing Underlying.

❑Buffered Downside Exposure with Contingent Repayment of Principal at Maturity— If the Underlying Return of the Least Performing Underlying is zero or negative and the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount of the Notes at maturity. However, if the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount of the Notes at maturity, resulting in a loss that is equal to the percentage decline in the price of the Least Performing Underlying in excess of the 20% Buffer, up to a loss of 80% of your investment.

Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

					Trade Date[1] Issue Date[1] Valuation Date[2] Maturity Date	December 19, 2025 December 24, 2025 December 19, 2028 December 22, 2028
					[1]See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information. [2]See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT, PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-7 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Capped Buffer GEARS linked to the Least Performing of the SPDR® Gold Shares and the iShares® Silver Trust due December 22, 2028. Any payment on the Notes will be based solely on the performance of the Least Performing Underlying. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings	Upside Gearing	Maximum Gain	Initial Values	Downside Thresholds	Buffer	CUSIP / ISIN
The SPDR® Gold Shares (Ticker: GLD)	2.00	95.00%	$399.02	$319.22, which is 80% of the Initial Value (rounded to two decimal places)	20.00%	09711R739 / US09711R7391
The iShares® Silver Trust (Ticker: SLV)			$60.93	$48.74, which is 80% of the Initial Value (rounded to two decimal places)

See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.25	$9.75
Total	$29,143,000.00	$728,575.00	$28,414,425.00

(1) The underwriting discount is $0.25 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.75 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $9.75 per Note. UBS will receive an underwriting discount of $0.25 per Note for each Note it sells in this offering. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.

The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.428 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-6 of this pricing supplement and “Structuring the Notes” on page PS-20 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes.  In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.

The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above-referenced accompanying documents may be accessed at the following links:

♦Product supplement EQUITY-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

♦Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 80% of your investment.

♦You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlyings or on the stocks included in the Underlyings, as applicable.

♦You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market exposure to any decline in the price of the Least Performing Underlying, subject to the Buffer.

♦You understand and accept the risks associated with the Underlyings.

♦You believe that the price of each Underlying will increase over the term of the Notes and its Final Value is likely to close above its Initial Value, and you are willing to give up any appreciation in excess of the Maximum Gain.

♦You understand and accept that your potential return is limited by the Maximum Gain.

♦You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.

♦You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 80% of your investment.

♦You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlyings or on the stocks included in the Underlyings, as applicable.

♦You cannot tolerate the loss of a substantial portion of your initial investment, or you are not willing to make an investment that has similar downside market risk as an investment in the Least Performing Underlying, subject to the Buffer.

♦You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦You do not understand or are not willing to accept the risks associated with each of the Underlyings.

♦You believe that the price of each Underlying will decline during the term of the Notes and its Final Value is likely to close below its Downside Threshold on the Valuation Date, exposing you to downside performance of the Least Performing Underlying, or you believe each Underlying will appreciate over the term of the Notes by more than the Maximum Gain.

♦You seek an investment that participates in the full appreciation in the price of the Underlyings or that has unlimited potential.

♦You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.

♦You seek an investment for which there will be an active secondary market.

♦You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately 3 years
Trade Date	December 19, 2025
Issue Date[1]	December 24, 2025
Valuation Date

December 19, 2028, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” beginning on page PS-17 of the accompanying product supplement.

Maturity Date	December 22, 2028
Underlyings	The SPDR® Gold Shares (Ticker: GLD) The iShares® Silver Trust (Ticker: SLV)
Payment At Maturity (per $10.00 Stated Principal Amount)

If the Underlying Return of the Least Performing Underlying is positive, we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing, but no more than the Maximum Gain, calculated as follows:

$10.00 × (1 + the lesser of (i) Underlying Return of the Least Performing Underlying x Upside Gearing and (ii) Maximum Gain)

If the Underlying Return of the Least Performing Underlying is zero or negative and the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold, we will repay the Stated Principal Amount of the Notes at maturity.

If the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is less than its Downside Threshold, we will repay less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is equal to the percentage decline in the price of the Least Performing Underlying in excess of the Buffer, calculated as follows:

$10.00 + [$10.00 ×  (Underlying Return of the Least Performing Underlying + Buffer)]

Accordingly, you may lose up to 80% of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines.

Underlying Return	For any Underlying, calculated as follows: Final Value – Initial Value Initial Value
Maximum Gain	Between 95.00%, which corresponds to a maximum Payment at Maturity of between $19.50 per Note.
Downside Threshold	For any Underlying, 80% of its Initial Value, as specified on the cover page of this pricing supplement.
Upside Gearing	2.00
Buffer	20.00%.
Initial Value	For any Underlying, its Closing Market Price on the Trade Date, as specified on the cover page of this pricing supplement.
Price Multiplier

With respect to the GLD and the SLV, 1, subject to adjustment for certain events as described in “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Final Value	For any Underlying, its Closing Market Price on the Valuation Date, multiplied by its Price Multiplier, as determined by the calculation agent.
Closing Market Price	As defined on page PS-19 of the accompanying product supplement.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration

If an Event of Default, as defined in the senior indenture and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third trading day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1. See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Trade Date	The Closing Market Price of each Underlying (its Initial Value) is observed, the Maximum Gain is set and the Downside Threshold for each Underlying is determined.

Maturity Date

If the Underlying Return of the Least Performing Underlying is positive, we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing but no more than the Maximum Gain, calculated as follows:

$10.00 × (1 + the lesser of (i) Underlying Return of the Least Performing Underlying x Upside Gearing and (ii) Maximum Gain)

If the Underlying Return of the Least Performing Underlying is zero or negative and the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold, we will repay the Stated Principal Amount of the Notes at maturity.

If the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is less than its Downside Threshold, we will repay less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is equal to the percentage decline in the price of the Least Performing Underlying in excess of the Buffer, calculated as follows:

$10.00 + [$10.00 × (Underlying Return of the Least Performing Underlying + Buffer)]

Accordingly, you may lose up to 80% of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 80% OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING. DOWNSIDE EXPOSURE TO THE LEAST PERFORMING UNDERLYING IS BUFFERED ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.

Structure-related Risks

♦Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity.  If the Final Value of the Least Performing Underlying is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Downside Threshold. In that case, you will lose a significant portion of your investment in the Notes.

♦The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Final Value of the Least Performing Underlying exceeds its Initial Value.

♦The return on the Notes will be limited to the Maximum Gain. The return on the Notes will not exceed the Maximum Gain, regardless of the performance of any Underlying.  Your return on the Notes may be less than the return that you could have realized if you invested directly in the Underlyings or in the securities held by an Underlying, as applicable, and you will not receive the full benefit of any appreciation in either Underlying beyond that Maximum Gain.

♦Downside exposure to the Least Performing Underlying is buffered only if you hold the Notes to maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is equal to or greater than its Downside Threshold. Any payment on the Notes is subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦The Upside Gearing applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to maturity, the price you receive will likely not reflect the full economic value of the Upside Gearing, and the return you realize may be less than the then-current underlying return of the Least Performing Underlying multiplied by the Upside Gearing, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Notes to maturity. Any payment on the Notes is subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦Because the Notes are linked to the performance of the least performing between the GLD and the SLV, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to just the GLD or just the SLV. The risk that you will lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just the GLD or just the SLV. With two Underlyings, it is more likely that an Underlying will close below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

♦Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.  Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date.  As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

♦Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities.  Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor.  The Notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of any payment on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the Maturity Date, regardless of the Final Value of the Least Performing Underlying as compared to its Downside Threshold or Initial Value, as applicable.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Notes may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

♦We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

♦The Payment at Maturity will not reflect the prices of the Underlyings other than on the Valuation Date. The prices of the Underlyings during the term of the Notes other than on the Valuation Date will not affect payment on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will calculate the Payment at Maturity by comparing only the Initial Value or the Downside Threshold, as applicable, to the Final Value for each Underlying. No other price of the Underlyings will be taken into account. As a result, if the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the price of each Underlying was always above its Downside Threshold prior to the Valuation Date.

Valuation- and Market-related Risks

♦The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

♦The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that eight-month period.  Accordingly, the estimated value of your Notes during this initial eight-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on the then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦We cannot assure you that a trading market for your Notes will ever develop or be maintained.  We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the price of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

♦Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the Underlyings and the securities held by the Underlyings; the volatility of the Underlyings and the securities held by the Underlyings; the correlation among the Underlyings; the dividend rate paid on the Underlyings or on the securities or assets held by or included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the price of either Underlying is currently or has been less than its Downside Threshold; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

♦Greater expected volatility generally indicates an increased risk of loss at maturity. Volatility is a measure of the degree of variation in the price of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion of the Stated Principal Amount at maturity. However, an Underlying's volatility can change significantly over the term of the Notes, and a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential to lose a significant portion of your initial investment.

Conflict-related Risks

♦Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may adversely affect the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

♦There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

♦The Notes are subject to risks associated with silver. The SLV seeks to reflect generally the performance of the price of silver, less the SLV’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

♦There are risks associated with commodities trading on the London Bullion Market Association. The investment objective of each of the GLD and the SLV is to reflect generally the price of gold and silver, respectively, before the payment of expenses and liabilities. The prices of gold and silver are determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold and silver prices as a global benchmark for the value of gold and silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold and silver prices, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold and silver prices. All of these factors could adversely affect the price of the GLD or the SLV and, therefore, the return on the Notes.

♦The performance of the GLD and the SLV may be influenced by gold and silver prices. To the extent the price of gold or silver has a limited effect, if any, on the performance of the GLD and the SLV, gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the GLD and the SLV and, therefore, the return on the Notes.

♦There is no direct correlation between the value of the Notes or the price of the GLD or the SLV, on the one hand, and gold and silver prices, on the other hand. Although the price of gold or silver is one factor that may influence the performance of the GLD and the SLV, the Notes are not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the price of the GLD and the SLV and the prices of gold and silver. While gold and silver prices may be one factor that could affect the underlying asset of the GLD and the underlying asset of the SLV and, consequently, the price of the GLD and the SLV, the amounts payable on the Notes are not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements. Investing in the Notes is not the same as investing in gold or silver, and you should not invest in the Notes if you wish to invest in a product that is linked directly to the price of gold or silver.

♦Gold prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the GLD. The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile. Consequently, the performance of the GLD and the return on the Notes could be adversely affected.

♦The value of the GLD may not fully replicate the price of gold. The performance of the GLD may not fully replicate the price of gold due to the fees and expenses charged by the GLD, restrictions on access to gold or other circumstances. The GLD does not generate any income and as the GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the GLD has gradually declined over time. The GLD sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the GLD rises or falls in response to changes in the price of gold. The sale of the GLD’s gold to pay expenses at a time of low gold prices could adversely affect the value of the GLD. Additionally, there is a risk that part or all of the GLD’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

♦Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. Each of the GLD and the SLV is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The GLD’s or the SLV’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

♦The GLD and the SLV are not investment companies or commodity pools and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended. Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

♦The performance of the GLD or the SLV may not correlate with the performance of its respective underlying commodity as well as its respective net asset value (“NAV”), especially during periods of market volatility. Neither the GLD nor the SLV fully replicates the performance of its underlying commodity, which is gold and silver, respectively, due to the fees and expenses charged by the SLV or by restrictions on access to its underlying commodity due to other circumstances. The SLV and the GLD do not generate any income, and as each of the SLV and the GLD regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. Each of the SLV and the GLD sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SLV or the GLD of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the SLV’s or the GLD’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the SLV’s or the GLD’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SLV and its underlying commodity. In addition, because the shares of each of the SLV and the GLD are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SLV or the GLD may differ from the NAV per share of the SLV or the GLD, as applicable. During periods of market volatility, each of the SLV’s and the GLD’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of the SLV or the GLD and the liquidity of the SLV or the GLD may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SLV or the GLD. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SLV or the GLD. As a result, under these circumstances, the market value of shares of the SLV or the GLD may vary substantially from its respective NAV per share. For all of the foregoing reasons, the performance of the SLV or the GLD may not correlate with the performance of its underlying commodity as well as its respective NAV per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

♦You are exposed to the market risk of both Underlyings. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the GLD and the SLV. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the GLD and the SLV. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. To receive the contingent repayment of principal at maturity, each Underlying must close at or above its Downside Threshold on the Final Observation Date. Therefore, if the Notes are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Downside Thresholds, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a lower Downside Threshold is generally associated with lower correlation of the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.

For the foregoing reasons, the performance of an Underlying may not match the performance of its underlying commodity or the net asset value per share or unit of the Underlying over the same period. Because of this variance, the return on the Notes to the extent dependent on the performance of the Underlying may not be the same as an investment directly in the securities included in the underlying commodity  or the same as a debt security with a return linked to the performance of the underlying commodity.

♦The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Notes to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

♦The sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its price, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

♦The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The prices of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

Tax-related Risks

♦The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical Payment at Maturity for a $10.00 Stated Principal Amount Note for a range of hypothetical Underlying Returns for the Least Performing Underlying with the following assumptions* (amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):

♦Stated Principal Amount: $10

♦Term: Approximately 3 years

♦Hypothetical Initial Values:

oSPDR® Gold Shares: 100.00

oiShares® Silver Trust: 100.00

♦Upside Gearing: 2.00

♦Maximum Gain: 95.00%

♦Maximum Payment at Maturity: $19.50 per Note

♦Hypothetical Downside Thresholds:

oSPDR® Gold Shares: 80.00, which is 80% of its hypothetical Initial Value

oiShares® Silver Trust: 80.00, which is 80% of its hypothetical Initial Value

♦Buffer: 20.00%

*The hypothetical Initial Values and Downside Thresholds do not represent the actual Initial Values and Downside Thresholds, respectively, applicable to the Underlyings. The actual Initial Values and Downside Thresholds are specified on the cover page of this pricing supplement. Any payment on the Notes is subject to issuer and Guarantor credit risk.

Final Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity	Return on the Notes
160.00	60.00%	$19.500	95.00%
150.00	50.00%	$19.500	95.00%
147.50	47.50%	$19.500	95.00%(1)
140.00	40.00%	$18.000	80.00%
130.00	30.00%	$16.000	60.00%
120.00	20.00%	$14.000	40.00%
110.00	10.00%	$12.000	20.00%
105.00	5.00%	$11.000	10.00%
102.00	2.00%	$10.400	4.00%
100.00(2)	0.00%	$10.000	0.00%
90.00	0.00%	$10.000	0.00%
80.00(3)	0.00%	$10.000	0.00%
79.99	-20.01%	$9.999	-0.01%
70.00	-30.00%	$9.000	-10.00%
60.00	-40.00%	$8.000	-20.00%
50.00	-50.00%	$7.000	-30.00%
0.00	-100.00%	$2.000	-80.00%
(1) The “Return on the Notes” cannot exceed the Maximum Gain and is calculated based on the Public Offering Price of $10 per Note.

(2) The hypothetical Initial Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Initial Value of each Underlying is set forth on the cover page of this pricing supplement.

(3) This is the hypothetical Downside Threshold of the Least Performing Underlying.

Example 1 — The Final Value of the Least Performing Underlying of 160.00 is greater than its Initial Value of 100.00, resulting in an Underlying Return of the Least Performing Underlying of 60.00%.

Since the Underlying Return of the Least Performing Underlying is positive, we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing, but no more than the Maximum Gain, calculated as follows:

$10.00 × (1 + the lesser of (i) 60.00% × 2.00 and (ii) 95.00%) = $19.50 per Note

Example 2 — The Final Value of the Least Performing Underlying of 105.00 is greater than its Initial Value of 100.00, resulting in an Underlying Return of the Least Performing Underlying of 5.00%.

Since the Underlying Return of the Least Performing Underlying is positive, we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing, but no more than the Maximum Gain, calculated as follows:

$10.00 × (1 + the lesser of (i) 5.00% x 2.00 and (ii) 95.00%) = $11.00 per Note

Example 3 — The Final Value of the Least Performing Underlying of 95.00 is less than its Initial Value of 100.00 (resulting in an Underlying Return of the Least Performing Underlying of -5.00%) but greater than its Downside Threshold of 80.00.

Since the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold, we will repay the Stated Principal Amount of the Notes at maturity.

Example 4 — The Final Value of the Least Performing Underlying of 50.00 is less than its Initial Value of 100.00 (resulting in an Underlying Return of -50.00%) and less than its Downside Threshold of 80.00.

Since the Underlying Return of the Least Performing Underlying is negative and the Final Value of the Least Performing Underlying is less than its Downside Threshold, we will repay less than the Stated Principal Amount of the Notes at maturity, resulting in a loss that is equal to the percentage decline in the price of the Least Performing Underlying in excess of the 20.00% Buffer, calculated as follows:

$10.00 + [$10.00 × (Underlying Return of the Least Performing Underlying + Buffer)]

$10.00 + [$10.00 × (-50.00% + 20.00%)]

$10.00 + [$10.00 × -30.00%] = $7.00 per Note

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the GLD and the investment advisor of the SLV (collectively, the “Investment Advisors”). The Investment Advisors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the applicable Underlyings. The consequences of either Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of either Underlying or any successor underlying.

None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.

You should make your own investigation into the Underlyings.

The SPDR® Gold Shares

The SPDR Gold Trust (the “trust”) issues SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the trust. World Gold Trust Services, LLC is the sponsor of the trust, BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the trust, HSBC Bank plc is the custodian of the trust, and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the trust. The trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Shares trade under the ticker symbol “GLD” on NYSE Arca, Inc., or NYSE Arca. Information provided to or filed with the SEC by the trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-267520 and 001-32356, respectively, through the SEC’s website at www.sec.gov. Information on that website is not included or incorporated by reference in this document. According to the GLD’s prospectus, the trust is not an investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder, the trust is not a commodity pool withing the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and none of the sponsor, the trustee or the marketing agent is subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor in connection with the Shares.

The Shares may be purchased from the GLD only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Basket”). The GLD issues Shares in Baskets to certain authorized participants (the “Authorized Participants”), on an ongoing basis. Baskets are offered continuously at the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the trustee.

Currently, the trust’s only recurring fixed expense is the sponsor’s fee, which is accrued daily at an annualized rate equal to 0.40% of the NAV, in exchange for the sponsor assuming the responsibility to pay all ordinary fees and expenses of the trust which include the fees and expenses of the trustee, the fees and expenses of the custodian for the custody of the trust’s gold bars, the fees and expenses of the sponsor, certain taxes, the fees of the marketing agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and other marketing costs and expenses.

The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The GLD issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the GLD are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the GLD is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares represent units of fractional undivided beneficial interest in and ownership of the trust, the primary asset of which is allocated (or secured) gold. The trust is not managed like a corporation or an active investment vehicle. The gold held by the trust will be sold only: (1) on an as-needed basis to pay the trust’s expenses, (2) in the event the trust terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The trust creates and redeems the Shares from time to time, but only in one or more Baskets. The creation and redemption of Baskets requires the delivery to the trust or the distribution by the trust of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of gold required for deposit with the trust to create shares for the period from the formation of the GLD to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket gradually decreases over time, due to the accrual of the trust’s expenses and the sale of the trust’s gold to pay the trust’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.

Valuation of Gold; Computation of NAV

The trustee determines the NAV of the GLD on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”), administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the GLD is the aggregate value of the GLD’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the GLD’s NAV, the trustee values the gold held by the GLD based on the LBMA Gold Price PM for an ounce of gold. The trustee also determines the NAV per Share.

The custodian is responsible for the safekeeping of the trust’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The custodian also facilitates the transfer of gold in and out of the trust through gold accounts it maintains for Authorized Participants and the GLD. The custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Historical Performance of the GLD

The following graph sets forth the daily historical performance of the GLD in the period from January 2, 2020 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the GLD’s Downside Threshold of $319.22 (rounded to two decimal places), which is 80.00% of the GLD’s Initial Value of $399.02.

This historical data on the GLD is not necessarily indicative of the future performance of the GLD or what the value of the Notes may be. Any historical upward or downward trend in the price of the GLD during any period set forth above is not an indication that the price of the GLD is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the GLD.

The iShares® Silver Trust

The SLV trades under the ticker symbol “SLV” on NYSE Arca. iShares Delaware Trust Sponsor LLC (“iShares Delaware”) is the sponsor of the SLV. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.

The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares (“Shares”) in exchange for deposits of silver and distributes silver in connection with the redemption of Shares. The Shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The SLV issues Shares in blocks of 50,000 Shares (a block of 50,000 Shares is called a “Basket”) to certain authorized participants, on an ongoing basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading.

The Shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the assets of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the NAV of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.

Information provided to or filed with the SEC by the SLV pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. Information on that website is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder, the SLV is not a commodity pool within the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Creation and Redemption

The SLV issues and redeems Baskets on a continuous basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading. No Shares are issued unless the custodian has allocated to the SLV’s account (except for an unallocated amount of silver not in excess of 1,100 ounces), the corresponding amount of silver. At the creation of the SLV, a Basket required delivery of 500,000 ounces of silver. The amount of silver necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the SLV, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets.

Valuation of Silver; Computation of NAV

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the NAV of the SLV and the NAV per Share. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day’s LBMA Silver Price. LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. Once the value of the SLV’s silver has been determined, the trustee subtracts all accrued fees, expenses and other liabilities of the SLV from the total value of the silver and all other assets of the SLV. The resulting figure is the NAV of the SLV. The trustee determines the NAV per Share by dividing the NAV of the SLV by the number of Shares outstanding on the day the computation is made.

Historical Performance of the SLV

The following graph sets forth the daily historical performance of the SLV in the period from January 2, 2020 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SLV’s Downside Threshold of $48.74 (rounded to two decimal places), which is 80.00% of the SLV’s Initial Value of $60.93.

This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the Notes may be. Any historical upward or downward trend in the price of the SLV during any period set forth above is not an indication that the price of the SLV is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the SLV.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.25 for any Note sold in this offering.  UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $9.75 per Note.  UBS proposes to offer the Notes to the public at a price of $10.00 per Note.  UBS will receive an underwriting discount of $0.25 for each Note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes.  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

As agreed by BofAS and UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs.  At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

Sales Outside of the United States

The Notes have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Kazakhstan

●Malaysia

●New Zealand

●North Korea

●Norway

●Russia

●Syria

●Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings.  The related guarantees are BAC’s obligations.  Any payments on the Notes depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings.  The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into.  BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes.  Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date.

On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-6 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization.  In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized  and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since the Underlyings are the type of financial assets described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale or exchange of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes.  In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  This Notice addresses instruments such as the Notes.  According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

It is also possible that the IRS could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale, exchange, or redemption of the Notes is not a sale, exchange, or redemption of a collectible but is rather a sale, exchange, or redemption of a derivative contract that reflects the value, in part, of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale or exchange of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale or exchange of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.   Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.